Exhibit 99.2

ProQuest Company

Third Quarter 2003 Earnings Conference Call

October 21, 2003

Operator

Good afternoon. My name is Tina, and I will be your conference facilitator today. At this time I would like to welcome everyone to the ProQuest third quarter earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer period. If you would like to ask a question during this time, simply press “star”, then the “one” on your telephone keypad. If you would like to withdraw your question, press “star” then “two” on your telephone keypad. Thank you. Mr. Trinske, you may begin your conference.

Mark Trinske - ProQuest Company - VP of Investor Relations

Good afternoon, everyone. Welcome to ProQuest Company’s third quarter conference call. This is Mark Trinske, Vice President of Investor Relations. ProQuest released its third quarter 2003 financial results earlier this afternoon. This release and the associated financial statements are on our corporate Web site at proquestcompany.com. This call is being broadcast on the Internet, and can also be accessed on proquestcompany.com. During the third quarter of 2003, ProQuest held its first ever Investor Day. We had investors representing about two-thirds of our outstanding shares here in Ann Arbor. A webcast of the day’s presentations and Q&A are available on our company Web site. We had great feedback on the day’s presentations, and hope you’ll be able to join us when we hold our next Investor Day in 2004.

Before we begin, I would like to remind everyone that the third quarter 2002 net earnings are pro forma to exclude the effect of a one-time charge taken that quarter for the settlement of interest rate swaps associated with the debt refinancing we completed last year. During today’s call we’ll be making statements that are forward-looking in nature, as defined by the Private Securities Litigation Reform Act of 1995. There are risks associated with these statements, and numerous factors could cause our performance to differ materially from the statements made today. You can find a complete discussion of trends and risks in company documents on file with the Securities and Exchange Commission. Today’s financial results are presented in accordance with generally accepted accounting principles, or GAAP. We do include non-GAAP figures in our news releases and other communications, since they provide useful information to management and investors regarding financial and business trends. Reconciliations of these figures to GAAP amounts are included in our press releases, in our filings with the SEC, and on our corporate Web site.

On our call today, Kevin Gregory, our Senior Vice President and Chief Financial Officer will discuss our financial results. Our President and Chief Executive Officer Alan Aldworth will review our business highlights for the third quarter, then we will open up the call for your questions. Now, I would like to turn the call over to Kevin Gregory. Kevin?

Kevin Gregory - ProQuest Company - SVP and CFO

Thanks, Mark, and welcome everyone. I am very pleased with our third quarter results. ProQuest revenue, earnings, and free cash flow continue to grow. Revenue grew 10% compared to the third quarter of 2002. EBIT grew by 2%. Our third quarter 2003 net earnings increased 5% over third quarter pro forma 2002 net earnings. Third quarter EPS was 41 cents per share. And finally, we generated free cash flow of $14.6 million dollars, an improvement of $12.5 million over the third quarter of 2002.

We had two unusual items that impacted the third quarter. The first was a charge for severance expense. Over the last two years, we have been driving efficiencies in our organization. We have undertaken initiatives to increase productivity, and transaction the business to a variable cost model. We expected that attrition would keep pace with our efficiency gains.

During 2003, our efficiency gains began to exceed our attrition rates, and it became clear that a reduction in force was necessary. During the third quarter, we took a charge of approximately $900,000 for severance expense. We expect that this reduction in force will have a beneficial impact in the fourth quarter, equal to or greater than the charge we took. The second charge relates to an executive incentive compensation plan that terminates at the end of 2003, in which the payout is based on our stock price. We took a charge of approximately $400,000 in the third quarter for this incentive plan. The impact of both of these charges was a reduction in EBIT of $1.3 million. Excluding these charges, EBIT was $23.6 million, growth of 8% over the third quarter of 2002. Earnings was reduced by approximately $800,000 as a result of these charges. Excluding these charges, net earnings were $12.5 million, growth of 13% over the prior quarter of – over the third quarter of 2002. The EPS impact of these charges was a reduction of 3 cents per share. Excluding these charges, EPS was 44 cents per share, growth of 13%.

Now let’s review the results of our individual businesses. Revenues at Business Solutions were up 6%. EBIT was up 11%. Revenues of our automotive group, which includes parts and service products, and performance management products, increased 6% to $40.5 million in the third quarter. Year-to-date revenue for the automotive group grew 8% to $118.2 million.

Also within the automotive group, revenues from our parts and service products grew 4% in the quarter to $31.5 million. Revenue growth in parts and service products continues to be driven by price increases and increases in our installed dealer base. Within the automotive group, as well, revenues from our dealer performance management products increased by 16% to $9.1 million, and also – and by 14% year-to-date, to $24.5 million. Driving this growth were sales of our web-based dealer performance management products, and our standards products. ProQuest standards products are used by our European auto dealers to comply with new competition regulations of the European common market.

Alan will talk to you shortly about new agreements that we’ve signed in the third quarter for these standards products. Our Powersports group is also showing strong revenue growth. Sales of Powersports electronic products grew by 13% in the third quarter to $6.3 million. Year-to-date, sales were $19 million, an increase of 8%. Powersports revenue growth was driven by sales of our new dealer management systems, and sales of our Windows-based product upgrades.

As expected, Business Solutions’ microfilm business continued to decline. Revenues were about $600,000 in the third quarter, as compared to $900,000 in the third quarter of 2002. We expect these revenues to continue to decline as customers convert to our electronic products.

Now let’s talk about the results at Information & Learning. Information & Learning’s total revenues were up 12% over the third quarter last year. Sales of our ProQuest classroom products grew 27% to $5.4 million for the third quarter, and sales were up 50% to $10.1 million year-to-date.

Growth in classroom products is primarily driven by our paper and electronic coursepack products. Our coursepack business has a competitive advantage because we are the only national provider of both electronic and paper coursepacks. This competitive advantage generates strong response from customers that require a combined electronic / paper, and electronic coursepack. And because we are a leader in electronic coursepacks, we are in a strong position to grow as the market continues its migration to electronic delivery. To those customers that require only paper coursepacks, our competitive advantage is not as great, and it takes longer to displace the local providers. As a result, growth of paper coursepacks was slower than expected in the third quarter. Our electronic library products, including published and general reference products, performed well in the third quarter. Published products grew by 32% in the quarter to $24 million. Year-to-date revenue from these products grew 21 percent to $65.7 million. Published products revenue growth was driven by strong sales of our Historical Newspapers, and other Digital Vault Initiative products. In addition, SIRS products acquired as part of the recent acquisition contributed $3.4 million to third quarter sales. SIRS products are a very strong addition to our published products line up, and we expect these proprietary products will continue to sell well.

General reference products grew by 22% to $18.7 million in the third quarter, and by 14% to $56.5 million year-to-date. This growth was driven by incremental revenues of Bigchalk products of $5.3 million. Excluding Bigchalk, and an expected year-over-year decline in our reseller business, general reference products increased 6% over the prior year’s third quarter. The expected decline in the reseller business is attributable to the Canadian reseller arrangement that we exited last year.

Revenues from our microfilm and paper products were $21 million in the third quarter, down 12% from the prior year, and were $75.1* million year-to-date, down 6%.

We continue to experience a very tight library budget environment, and librarians are being forced to make cuts. Microfilm backfiles and microfilm topical collections may be viewed as a discretionary purchase. As a result, sales of these products have been soft. I&L had third quarter EBIT of $11.4 million, versus $11.9 million in the same period in 2002. As I mentioned earlier, severance expense had an impact on I&L’s EBIT in the third quarter.

Another factor that had a significant impact on EBIT for I&L was depreciation and amortization expense. I&L’s depreciation and amortization expense related to software and fixed capital increased by $3.8 million compared to the third quarter of last year. This increase in D&A is primarily a result of past investments made for new products, such as Historical Newspapers. A good indicator of I&L’s growth without this increase in D&A expense is EBITDA. EBITDA is earnings before interest and taxes, and excludes depreciation and amortization expense.

During the third quarter, EBITDA at Information & Learning grew 15 percent.

Free cash flow is an important measure to our success. First, let me review how we reconcile free cash flow to GAAP numbers. Free cash flow is operating cash flow plus capital expenditures and software spending. Those of you who attended our Investor Day or listened to the webcast heard me explain the seasonality of ProQuest cash flow. We generally utilize cash in the first half of the year, and we generate free cash flow in the third and fourth quarters.

I am extremely pleased with our third quarter free cash flow performance. We generated free cash flow of $14.6 million, an improvement of $12.5 million compared to the third quarter of 2002. Year-to-date, we’ve generated $3.9 million of free cash flow, an improvement of $44.5 million over 2002. We ended the third quarter in a very strong free cash flow position. Our fall billings have been sent out, and we are starting to see strong collections. I feel comfortable that we will meet our free cash flow guidance of $35 to $40 million.

Our capex and software spending continues to decline, both in aggregate dollars, and as a percentage of revenue. Capex, product masters, and software spending was $19.2 million for the quarter, a decline of 8% compared to the third quarter of 2002. These expenditures represent 17% of third quarter revenues versus 20% in the third quarter of 2002.

Now I would like to review our 2003 outlook. The revenue guidance that we have given for the full year is 11 to 13%. As we discussed at our Investor Day last month, we expect tight library budgets to remain throughout the rest of 2003. As a result, we anticipate that purchases of non-subscription microfilm products will continue to be soft.

However, sales of our electronic products are strong as we enter the fourth quarter, which, as you know has historically been the strongest quarter for ProQuest. And finally we anticipate that the full year growth of our classroom products will be in the range of 50 to 60 percent. As a result, we expect revenue and earnings per share to be at the low end of our guidance, and consistent with current analyst expectations. With regard to free cash flow, again, I am very comfortable that we will meet our free cash flow guidance of $35 to $40 million.

Now, Alan will take you through the business highlights of the third quarter.

*Note: In the spoken remarks of ProQuest’s third quarter earnings conference call, year-to-date revenues for microfilm and paper products were transposed as $75.1 million. The actual year-to-date amount as reported by the company is $71.5 million.

Alan Aldworth - ProQuest Company - President and CEO

Thanks Kevin. During the third quarter, we concentrated on our strategic priorities to position the company for long-term success. Those priorities are, first, generate free cash flow. Second, improve productivity while reducing operating and capital expenses. Third, successfully bring new electronic products to our markets. And fourth, make strategic acquisitions. I would say execution on each of these priorities was excellent.

Now I’ll I show you some of the highlights: First, at Business Solutions we signed a multi-year exclusive agreement with Kia Motors America. For Kia we’ll publish our automotive parts products for use in more than 600 U.S. Kia dealerships. We also entered into a long-term amendment to our contract with DaimlerChrysler. ProQuest is now the exclusive provider of automotive parts information for Mercedes-Benz dealers worldwide. Our new web-based product will be released to U.S. Mercedes-Benz dealers in this quarter, and to dealers worldwide in early 2004.

We are also continuing to help manufacturers and dealers convert information into action with our automotive dealer performance management products. For example, we signed a contract with Toyota Europe, which is a major new customer for us. We’ll provide them with our business planning product. Toyota and its local dealers can use our powerful yet easy-to-use product to analyze the impact of different planning assumptions and scenarios. We’ll begin providing this product to Toyota in the fourth quarter this year. Also in the third quarter, we delivered our standards compliance monitoring product to General Motors in Europe. The European Common Market post-Block Exemption regulations went into effect this quarter, and GM Europe and its dealers use our products to assess their performance against these standards. Compliance with these standards can significantly affect dealer profitability, and our products help GM Europe make the most of individual dealer performance.

Now on to Information and Learning, where the integration of the SIRS acquisition is going very well. We also had great competitive wins in the third quarter, and signed new customer agreements. For example, we won back business with two of the nation’s top business schools, Dartmouth and the University of Chicago. A year ago, these schools did not continue their subscriptions to ABI/INFORM. However, after a year without ABI, they realize now that their patrons demand the unparalleled proprietary content and the premium finding tools that these databases offer, and they have now once again become subscribers to this service.

We’re also doing very well internationally. We have acquired the rights to add content for major newspapers in Australia and New Zealand to the ProQuest Online newspaper database, and we sold our Early English Books Online product to every major university library in Ireland. And just this weekend, we released Turkish, Portuguese and Japanese interfaces for the ProQuest Online product.

More on the product front – ProQuest Historical Newspapers continues to increase its customer base. We added over 200 new subscribers in the third quarter. So this product line continues on track to double revenues this year. We are continuing to develop our Digital Vault Initiative products. This quarter we added the Los Angeles Times content from 1881 to 1922 to Historical Newspapers and will add new content from the L.A. Times as it is completed.

Our strategy with XanEdu this year has been to improve our penetration among our best customers, then migrate those customers from print to digital delivery. We’ve made good progress on this strategy. Our penetration has increased by 25% among our top customers since last year. For example, this year, our top 200 customers represent 75% of the total XanEdu revenues. The primary reason for this increase is that in schools where we have a significant presence, we’re able to convert customers to digital products. This has resulted in an increased proportion of content that we’re delivering digitally.

So in summary, we executed very well on our strategic priorities this quarter, and we’re moving into the fourth quarter with positive momentum, with a number of great competitive wins, new products that are generating traction, and a significant year-over-year increase in our free cash flow.

Operator, we would like to now open up the call for questions.

Operator

At this time, I would like to remind everyone, if you would like to ask a question, please press “star” then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. And your first question comes from Scott Krasik with C.L. King.

Scott Krasik - C.L. King and Associates

Yeah, Hi, Alan, Hi, Kevin.

Kevin Gregory - ProQuest Company - SVP and CFO

Hey Scott.

Scott Krasik - C.L. King and Associates

Kevin, I guess first it looks like you’ve been ex-ing out the severance and the stock charge. SG&A was up, you know, pretty considerably year-over-year. Can you talk about what, you know, that was, and -

Kevin Gregory - ProQuest Company - SVP and CFO

Yes, I think it primarily relates to the new acquisitions with the acquisition of Bigchalk and SIRS, we have increased our sales force, as well as some of our marketing expenses. In addition, with SIRS, we’re still going through the integration, partially going through the integration, so there is some redundancies in cost associated with that, so that’s the primary reason why you see the SG&A line up.

Scott Krasik - C.L. King and Associates

Were there expected – well, ok, but with Bigchalk there are no more redundancies?

Kevin Gregory - ProQuest Company - SVP and CFO

No, but we did add salesmen obviously from-I mean-looking year on year, last year we were not in a K-12 market this year we are in a K-12 market, so there is an increase in SG&A associated with that.

Scott Krasik - C.L. King and Associates

OK. And then Alan, Kia looks like that’s a pretty good win, similar to the Mazda one earlier. Is there anything else on the horizon that you would want to talk about whether there are other contracts that are coming due, or things that are close to signing?

Alan Aldworth - ProQuest Company - President and CEO

Well, I don’t want to speculate on anything that is imminent, but we’ve got as always we have got a lot of prospects in the pipeline.

Scott Krasik - C.L. King and Associates

OK, but nothing, nothing imminent, nothing you would want to talk about at this time.

Alan Aldworth - ProQuest Company - President and CEO

Not at this time.

Scott Krasik - C.L. King and Associates

OK, I guess I’ll let other people ask and come back later, thanks.

Operator

Your next question comes from the line of Mark Marostica with Piper Jaffray, Inc.

Derek Wilder - U.S. Bancorp Piper Jaffray

This is Derek Wilder for Mark, quick question, could you just clarify the organic I&L revenue growth in the quarter?

Kevin Gregory - ProQuest Company - SVP and CFO

The way to think of the organic growth at I&L, without the acquisitions of Bigchalk and SIRS, is really that there’s about 4% organic growth in our electronic products, and there’s about a 12% decline in our traditional business. That, overall, is about a 2% decline.

Derek Wilder - U.S. Bancorp Piper Jaffray

OK. Great. And just on XanEdu, could you clarify the losses in the quarter on XanEdu, and any expected losses for all of FY03, and when do you anticipate that will break even?

Kevin Gregory - ProQuest Company - SVP and CFO

We do not break out specific losses for XanEdu. I will say that it is a loss, and we anticipate it will be a loss for the year. Our expectation is that by next year, we should be close to break even.

Derek Wilder - U.S. Bancorp Piper Jaffray

OK. Thanks. I’ll let someone else jump in.

Operator

Your next question comes from Carrie Wang with Botti Brown.

John Botti - Botti Brown

Actually John Botti. I was just looking on the - I was just looking at the balance sheet, and I notice that net - even though you generated free cash flow, net debt went up by about $13 million, and interestingly goodwill is up by, oh, $33 million in the quarter. Could you just tell me what that was, and why the net debt was up, also.

Kevin Gregory - ProQuest Company - SVP and CFO

Yes, it relates to the acquisition of SIRS. The goodwill increase relates to the booking of the opening balance sheet for SIRS. We paid approximately $26 million for SIRS, so the debt increase relates to the $26 million paid for SIRS, offset by free cash flow that we’ve generated in the third quarter.

John Botti - Botti Brown

OK. Thanks very much.

Operator

Your next question comes from the line of Kevin Gruneich with Bear Stearns.

Kevin Gruneich - Bear Stearns and Company - CFA

Thank you very much. I was wondering, Kevin, could you update us on your capex outlook for full year ’03, ’04, and also give a change for annualized subscription value for the quarter?

Kevin Gregory - ProQuest Company - SVP and CFO

Our guidance for capex has not changed. The guidance we have given was $61 to $68 million for ’03. Our expectation for ’04 has not changed either. We anticipate that will come down somewhere in the range of $5 to $8 million.

Kevin Gruneich - Bear Stearns and Company - CFA

OK.

Kevin Gregory - ProQuest Company - SVP and CFO

We are obviously going through our operating plan and will have more detailed guidance when we typically give our guidance, which is the February time frame.

Kevin Gruneich - Bear Stearns and Company - CFA

Perfect. And then annualized subscription values to change?

Kevin Gregory - ProQuest Company - SVP and CFO

Hold on one second. It was, excluding acquisitions 2.7 increase, including acquisitions, 13.3.

Alan Aldworth - ProQuest Company - President and CEO

Per cent.

Kevin Gregory - ProQuest Company - SVP and CFO

Per cent.

Kevin Gruneich - Bear Stearns and Company - CFA

Terrific. And one last question. Could you give us the EBIT contributions of SIRS and Bigchalk for the quarter?

Kevin Gregory - ProQuest Company - SVP and CFO

The Bigchalk EBIT contribution was approximately $1 million. The SIRS acquisition was pretty much break even. Again, we are going through the integration in the third quarter here, so there was a lot of redundant costs.

Kevin Gruneich - Bear Stearns and Company - CFA

OK. Thank you.

Operator

Your next question comes from the line of Jim Kitzinger, with Kitzinger Lautmann Capital.

Jim Kitzinger - Kitzinger Lautmann Capital

I would like to follow up on Kevin’s question. What are your expectations for EBIT for SIRS and Bigchalk for the entire year of ‘03, and then how should we be looking at that for ‘04?

Kevin Gregory - ProQuest Company - SVP and CFO

The way to look at it for ‘03 is that there will be – for Bigchalk, it will probably add about — overall, about a million and a half dollars.

Jim Kitzinger - Kitzinger Lautmann Capital

OK.

Kevin Gregory - ProQuest Company - SVP and CFO

For SIRS, it should be a little bit above break even, probably in the range of, lets say, half a million dollars.

Jim Kitzinger - Kitzinger Lautmann Capital

OK.

Kevin Gregory - ProQuest Company - SVP and CFO

For ‘04, when we do acquisitions such as these, the product lines are very quickly integrated into our business. My guess for ‘04 are that it will be so integrated in our business that it would be hard for me to give you an EBIT contribution breakout.

Jim Kitzinger - Kitzinger Lautmann Capital

I guess Kevin, you brought this the thing with an EBITDA number what is your expectations, whether its EBIT or EBITDA, what would you expect, you know, given what you paid for it, to do? And you made some comments at the meeting about it.

Alan Aldworth - ProQuest Company - President and CEO

It will generate over 20 percent – this is Alan, Jim – it will generate over 20 percent return on investment, so the return on sales, cash return on sales next year should be—you know, should be in excess of 20 percent.

Jim Kitzinger - Kitzinger Lautmann Capital

OK. And how about Bigchalk?

Kevin Gregory - ProQuest Company - SVP and CFO

Yes, this is Kevin. Both of those will be, again, in line with our EBIT margins next year.

Jim Kitzinger - Kitzinger Lautmann Capital

OK. So I guess what I should be looking at is whatever your EBIT margins are corporate wide, SIRS and Bigchalk will look similar to that, or reasonably close to that in ’04?

Kevin Gregory - ProQuest Company - SVP and CFO

Yes.

Alan Aldworth - ProQuest Company - President and CEO

Certainly no worse.

Jim Kitzinger - Kitzinger Lautmann Capital

OK. On the acquisition front, is there anything on the front burner there, or have you guys worked through the pipeline pretty well?

Alan Aldworth - ProQuest Company - President and CEO

We don’t comment specifically, Jim, on acquisitions, but a lot of things in the pipeline, — nothing imminent.

Jim Kitzinger - Kitzinger Lautmann Capital

OK. And finally, the cost saves from the — or from the employee reduction, said the cost saving will be, you know, approximately — excuse me, approximately $1 million in Q4?

Kevin Gregory - ProQuest Company - SVP and CFO

Yes.

Jim Kitzinger - Kitzinger Lautmann Capital

Incrementally, Kevin, I mean, so you get — you really get one quarter of cost saves at one million bucks. Should I be look at cost savings of three million next year for that staff reduction?

Kevin Gregory - ProQuest Company - SVP and CFO

Three to four is a good estimate.

Jim Kitzinger - Kitzinger Lautmann Capital

Incrementally?

Kevin Gregory - ProQuest Company - SVP and CFO

Yes.

Jim Kitzinger - Kitzinger Lautmann Capital

OK. Thanks, fellows.

Operator

Your next question comes from the line of Patrick Tenney with Eastbourne.

Patrick Tenney - Eastbourne

Yes. Couple of questions. Can you hear me OK?

Kevin Gregory - ProQuest Company - SVP and CFO

Yes.

Patrick Tenney - Eastbourne

First off on the R&D front, I think you said in last call that we were looking at 5% of sales for the whole year, so sort of implied 6% for the back half of the year, and it came in quite a bit lighter than that. Can you help us understand what happened.

Kevin Gregory - ProQuest Company - SVP and CFO

Yeah, this is Kevin. The comment that I made was 5 had been the guidance that I started the year with. I was somewhat hesitant at the last quarter to come off of that. I think now having gone through three quarters with a year-to-date of about 4 percent, I’m pretty comfortable coming off and saying it would be less than 5, and probably closer to 4.

Patrick Tenney - Eastbourne

OK. Operationally, how are we getting there?

Kevin Gregory - ProQuest Company - SVP and CFO

Primarily, part of the reduction in force that we had — the efficiencies that we have generated throughout the year, and last year, as well, are really driving efficiencies in how we develop products, and that has really had an impact on the R&D, outsourcing some of that as well as improving the processes that we go to get the product into the customer’s hands.

Patrick Tenney - Eastbourne

Kevin, out of curiosity, where does that severance charge show up in the income statement?

Kevin Gregory - ProQuest Company - SVP and CFO

SG&A.

Patrick Tenney - Eastbourne

OK. Next question is just to clarify. In terms of the goodwill issue, with regard to SIRS, can you help us understand? So the good will is actually greater than what you paid for SIRS?

Kevin Gregory - ProQuest Company - SVP and CFO

I’m sorry – repeat that question.

Patrick Tenney - Eastbourne

The goodwill related to SIRS, what was that?

Kevin Gregory - ProQuest Company - SVP and CFO

The goodwill was approximately $32 million, $32.5 million. I will say that we are still going through the process of fine-tuning our opening balance sheet, so that may change as we align some of the assets, some of that 32 may move to other intangible assets.

Patrick Tenney - Eastbourne

Right, and the total purchase price was what?

Kevin Gregory - ProQuest Company - SVP and CFO

Twenty-six.

Patrick Tenney - Eastbourne

OK. And what accounts for that difference?

Kevin Gregory - ProQuest Company - SVP and CFO

Liabilities that we assumed, as well as accrued for severance of individuals, royalties, deferred revenue. So when you go to do your purchase price allocation, you take your cash purchase price, plus the liability you say assume, and you allocate to assets.

Patrick Tenney - Eastbourne

What was the deferred revenue from SIRS?

Kevin Gregory - ProQuest Company - SVP and CFO

I believe it was approximately $7ish million, $7, $8million.

Patrick Tenney - Eastbourne

OK. Last question, I guess, and I’ll let somebody else answer — I’ll get back in the queue. On XanEdu you are sort of implying $15 million in revenues for the entire year, which implies for the fourth quarter about $4.7 million-ish in revenue, which would make it up sort of 63% year-over-year for Q4, which is a big acceleration from the 27% that you just reported for Q3. What’s going on there? How is that business going to reaccelerate, and do I have that math right?

Kevin Gregory - ProQuest Company - SVP and CFO

I haven’t actually gone through your math, but it sounds like that is in the right ballpark, in terms of revenue for the year. Again, a growth rate of 50 to 60 percent for the full year gets you somewhere in the range of approximately 15 million, 15, 16 million. Basically, what we are going to see the fourth quarter — again, our — our print product, I’m sorry, our electronic coursepack continues to accelerate in sales. We anticipate that that will happen in the fourth quarter, as well. It’s been growing over 100% throughout the year, so we feel that that’s going to be one of the drivers for the fourth quarter, and December tends to be of any singular month, December tends to be the biggest month, so I think that those two combinations are going to drive the growth in the fourth quarter.

Patrick Tenney - Eastbourne

Given that the mix shift was sort of not what you expected, and the overall sales were not what you expected, I’m trying to find out what leads you to believe that December is suddenly going to be so big for XanEdu. Anything from the visibility standpoint, or new customers, or bookstores or professors.

Kevin Gregory - ProQuest Company - SVP and CFO

I think the two pieces of business that we have, or one piece that we have the clearest visibility to, and again that is not 100 percent visibility are the bookstores. We sell to Barnes and Noble and Folletts and that pipeline gives us some visibility. The other customers, if you will, the professors gives us a lot less – we have a lot less visibility in that area. We also know that Barnes and Noble is shifting more of their coursepack business to us each — each quarter more and more of their business comes to us, so we feel, again, from the perspective of the bookstore pipeline, we feel much better about that in the fourth quarter.

Alan Aldworth - ProQuest Company - President and CEO

I think the other thing that I would add is that it’s difficult to look at quarter over quarter comparisons, but I think the year-to-date figures, the year-to-date growth is more indicative of what we expect for the fourth quarter, so I would look at, really, the year-to-date growth figures as more of a benchmark for the fourth quarter, then the third quarter growth rate, there could be other noise going on there.

Patrick Tenney - Eastbourne

Last question is, what was the Bigchalk overlap revenue in the quarter?

Kevin Gregory - ProQuest Company - SVP and CFO

5.3.

Patrick Tenney - Eastbourne

Was that not the incremental revenue?

Alan Aldworth - ProQuest Company - President and CEO

Oh, I’m sorry. The – the other revenue, if you will, was a million, so 6.3 was the total from Bigchalk. Is that the question you’re asking?

Patrick Tenney - Eastbourne

It is. Thank you.

Alan Aldworth - ProQuest Company - President and CEO

Next question?

Operator

Your next question comes from the line of Andrew Sidoti with William Smith.

Andrew Sidoti - William Smith and Company

Good afternoon, gentlemen. In terms of your backfile business that was light in the quarter – first, how much was the backfile revenue the quarter, and how much was it light by?

Alan Aldworth - ProQuest Company - President and CEO

The backfile business was approximately 1.6 for the third quarter, and for the third quarter of last year, it was 3.4, so it was about half of where it was last year, little less than half.

Andrew Sidoti - William Smith and Company

OK then those back file sales that did not occur in the third quarter, do you believe those sales may yet occur the fourth quarter, you know, have they been pushed off, or are those deals just kind of lost, and also along the same lines were there any competitive losses as the market is very tight?

Alan Aldworth - ProQuest Company - President and CEO

None of the losses were due to competition. It was all due to soft library budgets, and librarians able to defer the purchases of non-subscription products until some point in the future until their budgets are stronger. The lost sales will happen at some point it’s impossible to say whether those will happen in the fourth quarter of this year, or sometime next year thereafter, but the demand to purchase the backfile products in the collection is still there. The money is not there currently.

Andrew Sidoti - William Smith and Company

OK. And then in your prepared remarks, I believe that you mentioned that you have recaptured, a one back business from Dartmouth College and another university, and I was just wondering if you could just help us understand, what the, how your product is different, and why customers would make a decision to go one way or the other. I guess with EBSCO, your larger competitor there.

Alan Aldworth - ProQuest Company - President and CEO

Right. This refers, you’re referring to Dartmouth and the University of Chicago, and this is the ABI/INFORM, business and economics database. ABI/INFORM is in something like 26 of the top 30 business schools in the U.S. I guess that’s 28 out of 30 now. In the – which is something like double the next nearest competition. Chicago and Dartmouth had dropped ABI/INFORM because they most likely had access to a competitor’s product through a consortium sale. As I said in the prepared remarks, they decided after a year that they couldn’t live without ABI/INFORM. The way that ABI/INFORM really is differentiated from competitive products, is that the proprietary content, the information that we capture about all of the articles, the abstract, the indices, the metadata, that is really what makes the search engine useful, so that you get relevant results. It’s far more extensive, several times more extensive in ABI/INFORM than in any competitive product. Additionally, the metadata that we capture, the about-ness of articles, is about every business article, not just those that happen to be full-text in the database, so it’s a comprehensive data base of all business articles, whether the full text is there behind it or not. So it’s really producing relevant search results. That’s why it’s in most of the business schools around the world. That’s why it continues to perform very well. Occasionally it will get dropped. It usually gets picked back up after it’s dropped, and it continues to increase its presence and market share, and revenues for that product increased in the third quarter, despite the competition.

Andrew Sidoti - William Smith and Company

Guess my last question would be in terms of your pricing strategy, have you changed your pricing in any way relative to your on-line product?

Alan Aldworth - ProQuest Company - President and CEO

No, we have gotten more price competitive with the general reference databases and consortium bids, but with our proprietary products, we don’t discount.

Andrew Sidoti - William Smith and Company

OK, thank you.

Operator

Ladies and gentlemen, once again, as a reminder, if you would like to ask a question, please press “star, one” on your telephone keypad. We do have a question from Scott Krasik with C.L. King.

Scott Krasik - C.L. King and Associates

Yeah, hi, Kevin, first on the Bigchalk, just going back to the guy’s question a while ago, what was the 5.3 million plus the 1 million, can you explain that?

Kevin Gregory - ProQuest Company - SVP and CFO

Sure, we, before we acquired Bigchalk, we provided content to them –

Scott Krasik - C.L. King and Associates

You just referred to the royalty.

Kevin Gregory - ProQuest Company - SVP and CFO

Exactly. That was the million dollars, and the incremental of the 5.3 is basically the revenue that we brought on with the acquisition of Bigchalk, so total Bigchalk revenue 6.3, one being redundant, if you will, from last year, 35.3 being incremental 5.3.

Scott Krasik - C.L. King and Associates

OK. And then Alan do you have any sense for 2004 on reorders and will you be about 90% subscription renewal on I&L?

Alan Aldworth - ProQuest Company - President and CEO

The subscription renewal rate remains at about that 90 percent level.

Scott Krasik - C.L. King and Associates

And that’s a pretty good visibility into 2004, even though that’s a couple of months away still?

Alan Aldworth - ProQuest Company - President and CEO

No, that’s excellent visibility into 2004 renewals.

Scott Krasik - C.L. King and Associates

OK. Thanks.

Kevin Gregory - ProQuest Company - SVP and CFO

Yes, and just add on to that, again the big billing that we did here in the third quarter, really is renewing all the microfilm subscriptions for next year, so, as Alan says, we have very good visibility into the microfilm, and are getting good visibility into the electronic subscriptions as we do the billings.

Operator

You have a follow-up question from Patrick Tenney with Eastbourne.

Patrick Tenney - Eastbourne

Housekeeping items. The interest income in the quarter was up sequentially from 200,000 to 600,000? What’s in that ? What’s going on there?

Kevin Gregory - ProQuest Company - SVP and CFO

That basically relates to our cash level. Obviously, we have our cash in an interest-generating account, and our cash was a little on the high side during the quarter. We also are accruing some interest from the IRS, as well.

Patrick Tenney - Eastbourne

OK. Kevin, I don’t know if you have these, the accumulated depreciation of the product masters, and the carrying value of the same products in the product masters? Do you have that?

Kevin Gregory - ProQuest Company - SVP and CFO

I do, it’s just I’m — why don’t we move forward, and I’ll get that before we hang up here.

Patrick Tenney - Eastbourne

Sounds good. And in terms of — can you help us understand what your expectation is from the free cash flow guidance to get to that balance that you’re talking about? We’ve generated 3 million in free cash flow year-to-date, and you’re talking about sort of 37 for the year, implying the bulk of it happening in the fourth quarter. What do you expect for receivables, inventory, payables, and some of the capital working items in Q4.

Kevin Gregory - ProQuest Company - SVP and CFO

Well, clearly the billings we sent out at the tail end of the third quarter, it was about $50 to $60 million, we’re going to be collecting that cash as we — as we move through the fourth quarter here. That’s going to be the primary driver of free cash flow for the fourth quarter. In – with regard to some of the other items on the balance sheet, I would say that the – you’re probably going to see them — excuse me — basically coming — coming down or staying about the same position they are right now. Basically, they’re going to be a little bit above where they ended last year, because of the acquisitions we did this year. There is going to be some incremental accounts payable, accrued expenses associated with the businesses that we acquired. But I think that what you’re going to see is, again, the primary driver is going to be the collections of the big billing that we did in the fourth quarter.

Patrick Tenney - Eastbourne

And so just looking at the cash flow statement for the year-to-date, noting that the deferred income tax -

Kevin Gregory - ProQuest Company - SVP and CFO

The other point just to add on to that, if you look at the fourth quarter of last year, we generated approximately — I think it was between $35 and $40 million of free cash flow. My expectation is that this year shouldn’t be much different than that, and probably will be a little bit better, because we do have obviously the new products from SIRS and Bigchalk that we will be collecting the billings on this year.

Patrick Tenney - Eastbourne

And in terms of this year, noting that that deferred income taxes is $21 million benefit, versus, I guess, $5 a half a year ago, and that’s just year-to-date through September, do you foresee that kind of benefit next year? I forget what the deferred income tax cash flow item is this year. Can you remind me what that is?

Kevin Gregory - ProQuest Company - SVP and CFO

The deferred income item on the cash flow statement primarily relates to NOLs and credits that we are using to reduce our tax payments, if you will. We will have a little bit going into next year, but not — not as much as we had this year. Obviously, we’re utilizing those.

Patrick Tenney - Eastbourne

Right. And then if we’re saying the low end of the guidance for the total year — that basically means $475 million in total revenue, which is — I guess I’m just taking that 11 percent number that you’re talking about, in terms of revenue, which implies $132 million in revenue for Q4? Do I have that right?

Kevin Gregory—ProQuest Company—SVP and CFO

That’s about the range, yes.

Patrick Tenney—Eastbourne

And did that $132 million assume any acquisitions between now and year end?

Kevin Gregory—ProQuest Company—SVP and CFO

No, but it does assume obviously the incremental revenue from Bigchalk and SIRS in the fourth quarter.

Patrick Tenney—Eastbourne

Good, that’s all I’ve got.

Operator

You have an additional question from the line of Jim Kitzinger.

Jim Kitzinger—Kitzinger Lautmann Capital

I want to work on a couple of things. First is, you know, what you guys call traditional products, or, you know, microfilm. It was down to about $75 million year-to-date, down 6% but down, you know, 12 percent for the quarter. How should we be looking at the fourth quarter and total year, and then how much back – backfile business did you have in last year’s fourth quarter, and what is your expectation for this year’s fourth quarter?

Kevin Gregory—ProQuest Company—SVP and CFO

I think for the – for the full year, the expectation is we’ll probably end approximately where we are right now, or year-to-date, I should say.

Alan Aldworth—ProQuest Company—President and CEO

In other words, down 6%.

Kevin Gregory—ProQuest Company—SVP and CFO

Approximately.

Jim Kitzinger—Kitzinger Lautmann Capital

OK. So that gets me to what, about a $95 million dollar number for the year?

Kevin Gregory - ProQuest Company - SVP and CFO

Yes, it will be between, yeah, 95 and 98, in that range.

Jim Kitzinger - Kitzinger Lautmann Capital

OK. And then in the fourth quarter of last year, how much backfile business did you actually do, and maybe a relevant question is, how much did you do in ’01, because it fell off a lot in last year’s fourth quarter, and what are your expectations for this year’s fourth quarter on backfile?

Kevin Gregory - ProQuest Company - SVP and CFO

The fourth quarter of ’02, backfile was approximately $3.5 million.

Jim Kitzinger - Kitzinger Lautmann Capital

OK.

Kevin Gregory - ProQuest Company - SVP and CFO

Could you repeat the rest of that?

Jim Kitzinger - Kitzinger Lautmann Capital

What do you guys expect in this quarter? Excuse me, the Q4 of ’03, and if I – well, that’s question one, and then I’ll follow, Kevin.

Kevin Gregory - ProQuest Company - SVP and CFO

What we expect for Q3, fourth quarter of ’03?

Jim Kitzinger - Kitzinger Lautmann Capital

Yes, what do you expect we’re going to do in the quarter we’re in right now.

Kevin Gregory - ProQuest Company - SVP and CFO

We’re expecting it will be approximately similar to last year.

Jim Kitzinger - Kitzinger Lautmann Capital

Even though you were down 50 percent in Q3.

Kevin Gregory - ProQuest Company - SVP and CFO

Yes, Q3 tends to be one of the smaller quarters for microfilm backfile sales.

Jim Kitzinger - Kitzinger Lautmann Capital

I guess my real question, though, is why are you comfortable having it flat year-over-year, given the trends? You have some visibility into that stuff that makes this a higher probability situation?

Kevin Gregory - ProQuest Company - SVP and CFO

Yes. We have clear visibility into a pipeline, and we basically monitor that pipeline and see what the demand is out there.

Jim Kitzinger - Kitzinger Lautmann Capital

OK.

Kevin Gregory - ProQuest Company - SVP and CFO

The only contingency on that pipeline is obviously the amount of funds that are available. So we have a much clearer visibility into the pipeline for backfile than we do, for, say, XanEdu coursepack products.

Jim Kitzinger - Kitzinger Lautmann Capital

OK. Great.

Alan Aldworth - ProQuest Company - President and CEO

Jim, one of the reasons the visibility and pipeline is good for Q4 is it was soft in Q3, so some of the pipeline that should have come in Q3 will now come in Q4. So, I’m not saying all of it will, but we’ve got – I’d say the visibility into Q4 back, Q4 backfile sales is reasonably good, and our confidence level in those numbers is pretty high.

Jim Kitzinger - Kitzinger Lautmann Capital

Ok, let’s beat it one more iteration then. If I remember correctly, last year’s fourth quarter was down substantially from Q4 of ’01. Is that correct, and can you give me the magnitude of that?

Kevin Gregory - ProQuest Company - SVP and CFO

You’re comparing Q4 of ’02?

Jim Kitzinger - Kitzinger Lautmann Capital

To Q4 of ’01 on the backfile business. I guess I’m trying to get back to what was kind of a more normalized run rate when things were good? Was it $5 million, $6 million?

Kevin Gregory - ProQuest Company - SVP and CFO

Yes, I think that the more realistic run rates when things were good was in the range of $4 million to $5 million.

Jim Kitzinger - Kitzinger Lautmann Capital

OK.

Kevin Gregory - ProQuest Company - SVP and CFO

One other point on just on the fourth quarter, as well. Obviously with the end of the year coming, and a lot of the budgets being use or lose, there’s the funds, whatever funds they do have, they are looking to spend, and this goes to the point Alan was making. You know, they may have been holding off in the third quarter, not knowing exactly what may come up in the fourth quarter, but as they get closer to the year end and they have to use or lose their budgets, those monies free up. So we do have a better feel, if you will that some of the cash will be there, but like I said public the visibility is much better for the backfile than for, say, XanEdu.

Jim Kitzinger - Kitzinger Lautmann Capital

OK. Balance sheet item. What are your expectations for net debt balance, on 12-31 of this year?

Kevin Gregory - ProQuest Company - SVP and CFO

My expectation would be that the — we will be under the — we would – approximately between 180 and 190, is where the debt level will be.

Alan Aldworth - ProQuest Company - President and CEO

Free cash flow generated in the fourth quarter will pay down debt.

Operator

Ladies and gentlemen, we have time for one more question, and that question will come from the line of Shawn Crowley with Radiant Capital.

Shawn Crowley - Radiant Capital

Hello. I was wondering if you could actually just go back over how much deferred income was brought on to the balance sheet with the Bigchalk acquisition, and how much deferred, I guess, was brought on this quarter with the SIRS acquisition?

Kevin Gregory - ProQuest Company - SVP and CFO

The deferred revenue that, we brought on with SIRS was about $7 million.

Shawn Crowley - Radiant Capital

OK.

Kevin Gregory - ProQuest Company - SVP and CFO

Deferred revenue that was brought on with Bigchalk was approximately $13 million.

Shawn Crowley - Radiant Capital

OK. So about $20 million combined. All right, and could you just go back over the increase in goodwill of $33 million? I didn’t really understand your answer here, so the difference between the purchase price paid for SIRS of $26, and the $33 million increase in goodwill, just that $7 million delta, what that is?

Kevin Gregory - ProQuest Company - SVP and CFO

Yes. And again, I reiterate, the goodwill, we’re still going through the specifics of the SIRS balance sheet allocation, so goodwill may fluctuate depending on our final resolution that we will come to here in the fourth quarter, but getting back to your question — basically when you do an acquisition, you take the cash purchase price plus you add the liabilities, deferred revenue being one of those liabilities, accounts payable, accrued expenses, whatever liabilities that you believe are on the opening balance sheet, you add those together, and you get your purchase price that’s allocated to the balance sheet. Now, obviously with the SIRS acquisition, a lot of the assets that we acquired were intangibles, some receivables, but primarily intangibles and goodwill, so the vast majority of the purchase price that we calculated went to goodwill.

Shawn Crowley - Radiant Capital

Ok, and I guess, could you just, I guess just to take it a step further for me, can you give me a sense of what you guys expect your cash flows to be this year, ex-acquisitions, since you brought on a lot of deferred revenue with these acquisitions? That obviously being a critical working capital account.

Kevin Gregory - ProQuest Company - SVP and CFO

Well, the deferred revenue that we brought on brings no cash with it. The cash comes in when we basically renew the subscription, so we basically have to go out there and sell the product, if we want to bring some cash in.

Shawn Crowley - Radiant Capital

OK.

Kevin Gregory - ProQuest Company - SVP and CFO

And our expectation is that we will renew the vast majority of the contracts, as well as sell other products into those customers.

Operator

Mr. Trinske, do you have any closing remarks, sir?

Alan Aldworth - ProQuest Company - President and CEO

No, thank you, operator and thank you all very much for participating in our call.

Operator

Ladies and gentlemen, this concludes today’s teleconference. You may all disconnect.